Deloitte & Touche LLP BCE Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the use in Amendment No. 3 to Registration Statement No. 333-129408 of our report dated March 25, 2005 (except for Note 21, which is as at April 10, 2005 and Note 1(a), which is as at May 5, 2006) (which audit report (1) expresses an unqualified opinion on the financial statements; (2) includes explanatory paragraphs relating to a restatement, our consideration of internal control over financial reporting and the issuance of the financial statements under Canadian generally accepted accounting principles and auditing standards; and (3) includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements, and relating to a change in accounting principle as described in Note 2 that had an effect on the comparability of the financial statements) relating to the financial statements of Carbiz Inc. appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Independent Registered Chartered Accountants

Toronto, Canada
August 10, 2006